Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$27,490,000	$1,960.04	(1)

(1)
The filing fee of $1,960.04 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $1,960.04 due for this offering is offset against the $36,355.64 remaining of the fees most recently paid on August 9, 2010, of which $34,395.60 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 2010—MTNDD656 DATED OCTOBER 27, 2010
(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)
MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.
27,490 Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index
Due October 29, 2025
$1,000 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

•
If not previously called by us, the notes have a maturity of fifteen years and will mature on October 29, 2025.  The amount of interest payable to you will depend on the closing value of the S&P 500® Index, which we also refer to as the underlying index.

•
Unless earlier called, the notes will pay a contingent quarterly coupon on each interest payment date, but only if the closing value of the underlying index is above 850, which we also refer to as the barrier level, on the related observation date.  If the closing value is less than or equal to the barrier level on any observation date, we will pay no interest for the related interest period.

•
Interest on the notes, if any, is payable quarterly on the 29th day of each January, April, July and October, beginning January 29, 2011 and ending on the maturity date.  Each interest payment date and the maturity date are subject to postponement for non-index business days and market disruption events.

•	The observation dates are the third business day preceding each interest payment date, subject to postponement for non-index business days and market disruption events.

•
We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning October 29, 2013, upon not less than ten calendar days’ notice.  Following an exercise of our call right, you will receive for each note you hold an amount in cash equal to $1,000 and, if the closing value of the underlying index is greater than the barrier level on the related observation date, accrued and unpaid interest to the redemption date.

•
At maturity, if the notes have not previously been redeemed, you will receive for each note you hold an amount in cash equal to $1,000 and, if the closing value of the underlying index is greater than the barrier level on the related observation date, accrued and unpaid interest to the maturity date.

•	The notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-6.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note		Total
Public Offering Price	$1,000.00	(1)	$27,490,000.00
Underwriting Discount	$22.50		$618,525.00
Proceeds to Citigroup Funding Inc.	$977.50		$26,871,475.00

(1) The actual public offering price for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $992.50 per note. You should refer to “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $22.50 for each $1,000 note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected affiliated dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $22.50 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $22.50 for each note they sell. The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by a particular investor.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets expects to deliver the notes to purchasers on or about October 29, 2010.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Notes?

The Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index (the “notes”) are callable securities offered by Citigroup Funding and have a maturity of fifteen years.

Unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  Unless earlier called, the notes will pay a contingent quarterly coupon on each interest payment date, but only if the closing value of the S&P 500® Index is above 850, which we refer to as the barrier level, on the related observation date.  If the closing value is less than or equal to the barrier level on any observation date, we will pay no interest for the related interest period. It is possible that the underlying index could remain at or below the barrier level for extended periods of time or even throughout the entire life of the notes so that you will receive no contingent quarterly coupons.

The notes mature on October 29, 2025.  We may call the notes, in whole and not in part, for mandatory redemption on any quarterly interest payment date beginning October 29, 2013 upon not less than ten calendar days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold and, if the closing value of the underlying index is greater than the barrier level on the related observation date, accrued and unpaid interest to the redemption date.  The notes do not provide for any redemption at your option prior to maturity.

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each note represents a principal amount of $1,000.  You may transfer the notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

The interest payments on the notes will vary and may be zero.  We expect to pay interest, if any, in cash quarterly on the 29th day of each January, April, July and October, beginning January 29, 2011 and ending on the maturity date.  We refer to each of these quarterly payment dates as an interest payment date and each three-month period from and including an interest payment date to but excluding the next interest payment date, the maturity date or any earlier date upon which the notes are redeemed as an interest period.  Each interest payment date and the maturity date are subject to postponement for non-index business days and market disruption events.

Unless earlier called, the notes will pay a contingent quarterly coupon of 6.85% per annum (computed on the basis of a year of 360 days and twelve 30-day months) for the applicable interest period on the related interest payment date, but only if the closing value of the S&P 500® Index on the related observation date is above 850, which we refer to as the barrier level.  If on any observation date the closing value is less than or equal to the barrier level, we will pay no coupon for the applicable interest period.  Each observation date is subject to postponement for non-index business days and market disruption events.

If the closing value of the S&P 500® Index on the related observation date is above 850 beginning on October 29, 2013, and the related quarterly interest payment on the notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity, you should expect that the notes will be called by us.  If we call the notes, you may not be able to invest in other securities with a similar yield and level of risk.  You should refer to the section “Risk Factors Relating to the Notes” for further information.

The structure of the interest payments on the notes differs from notes that bear interest at a fixed rate.  You should understand how the interest rate calculations work in connection with your investment in the notes.  You can find more information in the section “Description of the Notes—Interest” in this pricing supplement.

What Will I Receive at Maturity of the Notes?

The notes will mature on October 29, 2025.  At maturity, unless we have previously called your notes, you will receive for each note you hold an amount in cash equal to $1,000 and, if the closing value of the underlying index is greater than the barrier level on the related observation date, accrued and unpaid interest to the maturity date.

What Will I Receive if Citigroup Funding Calls the Notes?

We may call the notes, in whole and not in part, for mandatory redemption on any interest payment date beginning on October 29, 2013 upon not less than ten calendar days’ notice to holders of the notes in the manner described in the section “Description of the Notes—Call Right” in this pricing supplement.  If we exercise our call right, you will receive an amount in cash equal to 100% of the principal amount of notes you then hold and, if the closing value of the underlying index is greater than the barrier level on the related observation date, accrued and unpaid interest to the redemption date.

What Will I Receive if I Sell the Notes Prior to Call or Maturity?

You will receive 100% of the principal amount of your notes only if you hold the notes at call or maturity.  If you choose to sell your notes before the notes are called or mature, you are not guaranteed and should not expect to receive the full principal amount of the notes you sell.  You should refer to the sections “Risk Factors Relating to the Notes—The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors” and “—The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited” in this pricing supplement for further information.

Who Publishes the S&P 500® Index and What Does It Measure?

Unless otherwise stated, all information on the S&P 500® Index provided in this pricing supplement is derived from Standard & Poor’s, which we refer to as S&P, or other publicly available sources. The S&P 500® Index is published by S&P and is intended to provide an indication of the pattern of common stock price movements. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 27, 2010, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. For further information on the S&P 500® Index, including its makeup, method of calculation and changes in its components, see “Description of the S&P 500® Index” in this pricing supplement.

An investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the S&P 500® Index.

How Has the S&P 500® Index Performed Historically?

We have provided a table showing the high and low closing values of the S&P 500® Index for each quarter in the period from January 2005 to October 2010 and a graph showing the closing values of the S&P 500® Index on each index business day from January 3, 2005 to October 27, 2010. You can find the table and the graph in the section “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500® Index in recent years. However, past performance is not indicative of how the S&P 500® Index will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

We believe the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, and each holder, by purchasing the notes, agrees to this treatment.  Under this treatment, stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received (in accordance with the holder’s method of tax accounting).  Upon the sale or other taxable disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on such disposition and such holder’s tax basis in such note.  Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to interest paid and amounts received on the sale, exchange or retirement of the notes, provided they fulfill certain certification requirements.  Special rules apply to non-U.S. investors who are present in the United States for 183 days or more in a taxable year or whose gain on the notes is effectively connected with the conduct of a U.S. trade or business.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliates, Citigroup Global Markets Inc. and Citigroup Financial Products Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes.  After the initial offering, Citigroup Global Markets Inc. and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets Inc. will also act as calculation agent for the notes.  As calculation agent, Citigroup Global Markets Inc. will make determinations with respect to the notes.  You should refer to “Risk Factors —The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We have hedged our obligations under the notes through one or more of our affiliates. This hedging activity may involve trading in instruments, such as options, swaps or futures, related to the S&P 500® Index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) none Citigroup Global Markets Inc., its affiliates or any employee is a Plan fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities, an investment in the notes entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in the value of the S&P 500® Index and other events that are difficult to predict and beyond our control.

The Notes Do Not Provide for Regular Interest Payments

The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  Unless earlier called, the notes will pay a contingent quarterly coupon on each interest payment date, but only if the closing value of the S&P 500® Index is above 850, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the closing value of the underlying index is lower than or equal to the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable interest payment date.  It is possible that the closing value could remain at or below the barrier level for extended periods of time or even throughout the entire life of the notes so that you will receive no contingent quarterly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The Contingent Coupon for Each Interest Period Is Based Only on the Value of the Underlying Index on the Related Quarterly Observation Date

Whether the contingent coupon will be paid on any interest payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant quarterly observation date.  As a result, you will not know whether you will receive the contingent coupon on any interest payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on quarterly observation dates, if the closing value of the underlying index on any observation date is at or below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

The Notes Are Subject to Our Redemption Right

The term of the notes, and thus your opportunity to earn an above-market coupon if the closing value of the underlying index is consistently above the barrier level on quarterly observation dates, may be limited by our right to redeem the notes at our option on any quarterly interest payment date, beginning October 29, 2013.  The term of your investment in the notes may be limited to as short as three years.  If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The Market Price of the Notes Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the underlying index, the value, volatility and dividend yield of the stocks that compose the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be at or below the barrier level on each observation date so that you will receive no return on your investment.  There can be no assurance that the closing value of the underlying index will be higher than the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” on page PS-16.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

Investing in the Notes Is Not Equivalent to Investing in the Underlying Index

Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

Adjustments to the Underlying Index Could Adversely Affect the Value of the Notes

The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes

Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the payment that you will receive on each interest payment date, upon early redemption or at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing value in the event of discontinuance of the underlying index, may adversely affect the payout to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Notes

One or more of our affiliates have hedged our obligations under the notes.  We have carried out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Such hedging or trading activities during the term of the notes could adversely affect the value of the underlying index on the observation dates and, accordingly, whether we pay a quarterly coupon on the notes.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your investment in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

▪  Prospectus Supplement filed on February 18, 2009:
      http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

▪  Prospectus filed on February 18, 2009:
  http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index (the “Notes”) are callable securities offered by Citigroup Funding and have a maturity of fifteen years.

Unlike ordinary debt securities, the Notes do not provide for the regular payment of interest.  Unless earlier called, the Notes will pay a contingent quarterly coupon on each Interest Payment Date, but only if the Closing Value of the S&P 500® Index (which we also refer to as the “Underlying Index”) is above 850 (the “Barrier Level”) on the related Observation Date.  If the Closing Value is less than or equal to the Barrier Level on any Observation Date, we will pay no interest for the related Interest Period. It is possible that the Underlying Index could remain at or below the Barrier Level for extended periods of time or even throughout the entire life of the Notes so that you will receive no contingent quarterly coupons.

The Notes mature on October 29, 2025 (the “Maturity Date”).  We may call the Notes, in whole and not in part, for mandatory redemption on any quarterly Interest Payment Date beginning October 29, 2013 upon not less than ten calendar days’ notice.  Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold and, if the Closing Value of the Underlying Index is greater than the Barrier Level on the related Observation Date, accrued and unpaid interest to the redemption date.  The Notes do not provide for any redemption at your option prior to maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the Notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each Note represents a principal amount of $1,000.  You may transfer the Notes only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

The amount of any quarterly interest payment on the Notes will vary and may be zero.  We expect to pay interest, if any, in cash quarterly on the 29th day of each January, April, July and October, beginning January 29, 2011 and ending on the Maturity Date, each an “Interest Payment Date.”  Each three-month period from and including an Interest Payment Date to but excluding the next Interest Payment Date, the Maturity Date or any earlier date upon which the Notes are redeemed is an “Interest Period.”

Unless earlier called, the Notes will pay a contingent quarterly coupon of 6.85% per annum (computed on the basis of a year of 360 days and twelve 30-day months) for the applicable Interest Period on the related Interest Payment Date, but only if the Closing Value of the Underlying Index on the related Observation Date is above the Barrier Level.  If on any Observation Date the Closing Value of the Underlying Index is less than or equal to the Barrier Level, we will pay no coupon for the applicable Interest Period.

If the Closing Value of the Underlying Index on the related Observation Date is above the Barrier Level beginning on October 29, 2013, and the related quarterly interest payment on the Notes is at a rate greater than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity, you should expect that the Notes will be called by us.  If we call the Notes, you may not be able to invest in other securities with a similar yield and level of risk.  You should refer to the section “Risk Factors Relating to the Notes” for further information.

The structure of the interest payments on the Notes differs from notes that bear interest at a fixed rate.  You should understand how the interest rate calculations work in connection with your investment in the Notes.

Interest, if any, will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

An “Index Business Day” means a day, as determined by the Calculation Agent, on which the S&P 500® Index or any successor index (as defined below) is calculated and published and on which securities comprising more than 80% of the value of the index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the Closing Value of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

An “Observation Date” means the third Business Day preceding each scheduled Interest Payment Date, unless such Business Day is not an Index Business Day, in which case the Observation Date will be the next following Business Day that is an Index Business Day.  If any Observation Date is postponed due to a non-Index Business Day or a Market Disruption Event so that it falls fewer than two Business Days prior to the relevant scheduled Interest Payment Date (including the Maturity Date), the Interest Payment Date (or the Maturity Date) will be the second Business Day following that Observation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date.

The “Pricing Date” means October 27, 2010.

Subject to the terms described under “—Discontinuance of the S&P 500® Index” and “—Alteration of Method of Calculation” below, the “Closing Value” means the closing value as published by the Index Publisher. If the Closing Value of the Underlying Index is not available on any day that would have been an Index Business Day, or if a Market Disruption Event occurs on a day that would have been, or is, an Index Business Day, that day will be deemed to be an Index Business Day and the value of the Underlying Index for that Index Business Day, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the Underlying Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent. The determination of the value of the Underlying Index by the Calculation Agent in the event of an unavailability of the Closing Value or a Market Disruption Event as described above may be deferred by the Calculation Agent for up to five consecutive Index Business Days during which the Closing Value is unavailable or a Market Disruption Event is occurring, but not past the Index Business Day immediately prior to the Maturity Date.

The “Index Publisher” is Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (i) stocks which then comprise 20% or more of the value of the Underlying Index or any successor index, (ii) any options or futures contracts, or any options on such futures contracts relating to the Underlying Index or any successor index, or (iii) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Underlying Index or any successor index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index will be based on a comparison of the portion of the value of the Underlying Index attributable to that security relative to the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

Payment at Maturity

The Notes will mature on October 29, 2025. At maturity, unless we have previously called your Notes, you will receive for each Note you hold an amount in cash equal to $1,000 and, if the Closing Value of the Underlying Index is greater than the Barrier Level on the related Observation Date, accrued and unpaid interest to the Maturity Date.

Call Right

We may call the Notes, in whole and not in part, for mandatory redemption on any Interest Payment Date beginning October 29, 2013 upon not less than ten calendar days’ notice to holders of the Notes in the manner described below. Following an exercise of our call right, you will receive an amount in cash equal to 100% of the principal amount of Notes you then hold and, if the Closing Value of the Underlying Index is greater than the Barrier Level on the related Observation Date, accrued and unpaid interest to the redemption date.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Discontinuance of the S&P 500® Index

If S&P discontinues publication of the S&P 500® Index or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the S&P 500® Index, then the value of the relevant index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If S&P discontinues publication of the S&P 500® Index and a successor index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the S&P 500® Index, the value to be substituted for the S&P 500® Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If a successor index is selected or the Calculation Agent calculates a value as a substitute for the relevant index as described above, the successor index or value will be substituted for the relevant index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index may adversely affect the market value of the Notes.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the S&P 500® Index or a successor index is changed in any material respect, or if the S&P 500® Index or a successor index is in any other way modified so that the value of the S&P 500® Index or the successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P 500® Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the S&P 500® Index or the successor index. Accordingly, if the method of calculating the S&P 500® Index or the successor index is modified so that the value of the S&P 500® Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment at maturity, calculated as though the maturity of the Notes were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.75% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 1730T0KS7.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE S&P 500® INDEX

General

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from Standard & Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of October 27, 2010, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of October 27, 2010, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.59%), Consumer Staples (11.12%), Energy (11.19%), Financials (15.37%), Health Care (11.49%), Industrials (10.75%), Information Technology (19.21%), Materials (3.63%), Telecommunication Services (3.12%) and Utilities (3.54%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance’).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

Historical Data on the S&P 500® Index

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Values of the S&P 500® Index from January 3, 2005 through October 27, 2010. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. These historical data on the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the market value of the Notes may be. Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Period End
2005
Quarter
First	1,225.31	1,163.75	1,180.59
Second	1,216.96	1,137.50	1,191.33
Third	1,245.04	1,194.44	1,228.81
Fourth	1,272.74	1,176.84	1,248.29
2006
Quarter
First	1,225.31	1,163.75	1,294.83
Second	1,325.76	1,223.69	1,270.20
Third	1,339.15	1,234.49	1,335.85
Fourth	1,427.09	1,331.32	1,418.30
2007
Quarter
First	1,459.68	1,374.12	1,420.86
Second	1,539.18	1,424.55	1,503.35
Third	1,553.08	1,406.70	1,526.75
Fourth	1,565.15	1,407.22	1,468.36
2008
Quarter
First	1,447.16	1,273.37	1,322.70
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,030.71
Third	1,148.67	1,022.58	1,141.20
Fourth (through October 27, 2010)	1,185.64	1,137.03	1,182.45

On October 27, 2010, the Closing Value of the S&P 500® Index was 1,182.45.

The following graph illustrates the historical performance of the S&P 500® Index based on the Closing Value thereof on each Index Business Day from January 3, 2005 through October 27, 2010. Past movements of the S&P 500® Index are not indicative of future values of the S&P 500® Index.

License Agreement

S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR

IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $27,490,000 principal amount of the Notes (27,490 Notes) for $977.50 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected affiliated dealers, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession of $22.50 per Note. Citigroup Global Markets will pay this fixed selling concession to selected affiliated dealers and their financial advisors collectively, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $22.50 for each note they sell.  Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $22.50 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Note may be reduced for volume purchase discounts depending on the aggregate amount of the Notes purchased by a particular investor according to the following chart.

Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
< $1,000,000	$1,000.00	$22.50	$22.50
≥ $1,000,000 and < $3,000,000	$996.25	$18.75	$18.75
≥ $3,000,000 and < $5,000,000	$994.38	$16.88	$16.88
≥ $5,000,000	$992.50	$15.00	$15.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Notes distributed by such dealers.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

27,490 Callable Notes with Contingent
Coupon Based on the Performance
of the S&P 500® Index
Due October 29, 2025

($1,000 Principal Amount per Note)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

October 27, 2010
(Including Prospectus Supplement dated
February 18, 2009 and Prospectus dated
 February 18, 2009)

TABLE OF CONTENTS

Page
Pricing Supplement
Summary Information—Q&A	PS-2
Risk Factors Relating to the Notes	PS-6
Description of the Notes	PS-9
Description of the S&P 500® Index	PS-14
Plan of Distribution; Conflicts of Interest	PS-19
ERISA Matters	PS-20

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29